Exhibit 10.26

EXECUTION COPY

ADVISORY AGREEMENT

This Advisory Agreement (this “Agreement”) is made and entered into as of April 13, 2006 (the “Effective Date”), by and among Burlington Coat Factory Holdings, Inc., a Delaware corporation (“Holdings”), Burlington Coat Factory Warehouse Corporation, a Delaware corporation (the “Company”) and Bain Capital Partners, LLC, a Delaware limited liability company (“Bain”). Certain defined terms that are used but not otherwise defined herein have the meanings given to such terms in Section 18.

WHEREAS, the Company desires to retain Bain with respect to the services described herein.

NOW, THEREFORE, the parties to this Agreement agree as follows:

1. Term. This Agreement shall be in effect for an initial term commencing on the Effective Date and ending on the tenth anniversary of the Effective Date (the “Term”), which Term shall automatically be extended thereafter on a year to year basis unless the Company or Bain provides written notice of its desire to terminate this Agreement to Bain or the Company, as applicable, at least 90 days prior to the expiration of the Term or any extension thereof. In addition, in connection with the consummation of a Change in Control or the Initial Public Offering, Bain may terminate this Agreement by delivery of written notice of termination to the Company. The provisions of Sections 3(d), 5, through 18 shall survive any termination of this Agreement.

2. Services. Bain shall perform or cause to be performed such services for the Company and/or its subsidiaries as mutually agreed by Bain and the Company, which services may include, without limitation, the following:

(a) general executive, management and consulting services;

(b) identification, support, negotiation and analysis of acquisitions and dispositions by the Company and/or its subsidiaries;

(c) support, negotiation and advice in connecting with financing dispositions, mergers, combinations and change of control transactions, and refinancing of existing indebtedness involving the Company (however structured);

(d) finance functions, including assistance in the preparation of financial projections and monitoring of compliance with financing agreements;

(e) real estate functions, including management and monitoring of real estate properties and development and implementation of real estate strategies;

(f) marketing functions, including monitoring of marketing plans and strategies;

(g) human resources functions, including searching and hiring of executives; and

(h) other services for the Company and its subsidiaries upon which the Company and Bain agree.

3. Fees and Expenses.

(a) The Company will pay Bain or its designees a fee in the aggregate amount of $21,400,000 for services rendered in connection with debt financing of the transactions (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of January 18, 2006, by and among the Company, Holdings, and BCFWC Merger Sub, Inc., a Delaware corporation. Such fee will be payable to Bain or its designee by wire transfer of immediately available funds on the Effective Date. In addition, the Company will reimburse Bain or its designees, by wire transfer of immediately available funds on the Effective Date, for its reasonable travel expenses and other reasonable out-of-pocket fees and expenses (including the fees and expenses of accountants, attorneys and other advisors retained by Bain) incurred in connection with the foregoing and the investigation, negotiation, and consummation of the Merger.

(b) During the Term of this Agreement, the Company will pay Bain an quarterly fee (the “Periodic Fee”) for each fiscal quarter of the Company equal to $1 million. The Periodic Fee will be payable in advance to Bain or its designees by wire transfer of immediately available funds on the first business day of the first month of each fiscal quarter. The pro-rated amount of the Periodic Fee for the period commencing on the Effective Date and ending on the last day of the Company’s fiscal quarter ending on or about May 31, 2006, will be payable by wire transfer of immediately available funds on the Effective Date.

(c) The Company will reimburse Bain for such reasonable travel expenses and other reasonable out-of-pocket fees and expenses (including the fees and expenses of accountants, attorneys and other advisors retained by Bain) as may be incurred by Bain and its partners, members, employees or agents in connection with the rendering of services pursuant to this Agreement. Such expenses will be reimbursed by wire transfer of immediately available funds promptly upon the request of Bain (but in any case no later than five business days following such request) and will be in addition to any other fees or amounts payable to Bain pursuant to this Agreement.

(d) The Company will pay Bain or its designees a fee equal to 1% of the aggregate value each transaction that is completed during the Term (or completed after any termination of this Agreement, if such transaction was contemplated at the time of termination of the Agreement) resulting in a Change in Control, acquisition, disposition or divestiture, spin-off, split-off, or financing (whether debt or equity financing) by or involving Holdings, the Company or their respective subsidiaries (however structured). Any such fee will be payable to Bain or its designees by wire transfer of immediately available funds on the date on which such transaction is consummated.

(e) In the event of a termination of this Agreement, the Company shall pay in cash to Bain (a) all unpaid fees and expenses due under Section 3 of this Agreement with respect to the period ending on the termination date, plus (b) the net present value (using a discount rate equal to the yield as of such termination date on U.S. Treasury securities of like maturity) of the Periodic Fees that would have been payable with respect to the period from the termination date through the tenth anniversary of the Effective Date or, in the case of any extension thereof, through the end of such extension period.

4. Personnel. Bain will provide and devote to the performance of this Agreement such partners, employees and agents of such Bain as it shall deem appropriate to the furnishing of the services mutually agreed upon by the Company and Bain; it being understood that no minimum number of hours is required to be devoted by Bain on a weekly, monthly, annual, or other basis. The fees and other compensation specified in this Agreement will be payable by the Company regardless of the extent of services requested by the Company pursuant to this Agreement, and regardless of whether or not the Company requests Bain to provide any such services. The Company acknowledges that the services of Bain are not exclusive, and that Bain will render similar services to other Persons (including with the same partners, employees, and agents thereof as may render services to the Company).

5. Liability. Neither Bain nor any of its Affiliates or any of their respective partners, shareholders, directors, officers, members, employees or agents (collectively, the “Bain Group”) shall be liable to Holdings, the Company, its subsidiaries or any of their Affiliates or Stockholders for any loss, liability, damage or expense (including attorneys’ fees and expenses) (collectively, a “Loss”) arising out of or in connection with the performance of services contemplated by this Agreement. Bain does not make any representations or warranties, express or implied, in respect of the services provided by any member of the Bain Group. Except as Bain may otherwise agree in writing after the date hereof with respect to itself or its Affiliates: (i) each member of the Bain Group shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly: (A) engage in the same or similar business activities or lines of business as Holdings, its subsidiaries or any of their Affiliates and (B) do business with any client or customer of Holdings, its subsidiaries or any of their Affiliates; (ii) no member of the Bain Group shall be liable to Holdings, its subsidiaries or any of their Affiliates or Stockholders for breach of any duty (contractual or otherwise) by reason of any such activities or of such Person’s participation therein; and (iii) in the event that any member of the Bain Group acquires knowledge of a potential transaction or matter that may be a corporate opportunity for Holdings, its subsidiaries or any of their Affiliates or Stockholders on the one hand, and any member of the Bain Group, on the other hand, or any other Person, no member of the Bain Group shall have any duty (contractual or otherwise) to communicate or present such corporate opportunity to Holdings, its subsidiaries or any of their Affiliates or Stockholders and, notwithstanding any provision of this Agreement to the contrary, the Bain Group shall not be liable to Holdings, its subsidiaries or any of their Affiliates or Stockholders for breach of any duty (contractual or otherwise) by reason of the fact that any member of the Bain Group directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to Holdings, its subsidiaries or any of their Affiliates or Stockholders. In no event will any of the parties hereto be liable to any other party hereto for (i) any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, arising out of this Agreement or the performance of services hereunder, or (ii) in respect of any liabilities relating to any third party claims (whether based in contract, tort or otherwise) arising out of this Agreement or the performance of services hereunder, except as set forth in Section 6 below.

6. Indemnity. The Company and its subsidiaries shall defend, indemnify and hold harmless each member of the Bain Group from and against any and all Losses arising from any claim by any Person with respect to, or in any way related to, this Agreement (collectively, “Claims”) arising out of or in connection with the performance of services contemplated by this Agreement or otherwise provided by any member of the Bain Group to, or otherwise in connection with the operation of, Holdings or any of its subsidiaries or Affiliates (whether during or after the Term). The Company and its subsidiaries shall defend at their own cost and expense any and all suits or actions (just or unjust) which may be brought against Holdings, its subsidiaries or any of their Affiliates, or any member of the Bain Group or in which any member of the Bain Group may be impleaded with others upon any Claims, or upon any matter, directly or indirectly related to or arising out of this Agreement or the performance hereof by any member of the Bain Group. If the indemnification provided for above is unavailable in respect of any Losses, then the Company, in lieu indemnifying any member of the Bain Group, shall contribute to the amount paid or payable by such member of the Bain Group in such proportion as is appropriate to reflect the relative fault of Holdings, the Company and their subsidiaries, on the one hand, and such member, on the other hand, in connection with the actions which resulted in such Losses, as well as any other equitable considerations.

7. Independent Contractor. Bain and the Company agree that Bain shall perform services hereunder as an independent contractor, retaining control over and responsibility for its own operations and personnel. Neither Bain nor any of its partners, members, employees or agents shall be considered employees or agents of Holdings, the Company or any of their subsidiaries as a result of this Agreement nor shall any of them have authority under this Agreement to contract in the name of or bind Holdings, the Company or any of their subsidiaries, except as expressly agreed to in writing by Holdings, the Company or any of their subsidiaries, respectively.

8. Notices. All notices hereunder shall be in writing and shall be delivered personally or mailed, postage prepaid, addressed to the parties as follows:

To the Company:

Burlington Coat Factory Warehouse Corporation

1830 Route 130

Burlington, New Jersey 08016

Attention: General Counsel

Telephone No.: (609) 387-7800

Facsimile No.: (609) 239-8242

To Bain:

Bain Capital Partners, LLC

111 Huntington Avenue

Boston, MA 02199

Attention: Jordan Hitch

Telephone No.: (617) 516-2000

Facsimile No.: (617) 516-2010

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

153 East 53rd Street

New York, New York 10022

Attention: Lance Balk, Esq. and Christopher Neumann, Esq.

Telephone No.: (212) 446-4800

Facsimile No: (212) 446-6460

9. Successors. This Agreement and all the obligations and benefits hereunder shall inure to the successors and permitted assigns of the parties.

10. Assignment. No party may assign any obligations hereunder to any other party without the prior written consent of each of the other parties; provided, that Bain may, without consent of the Company, assign its rights and obligations under this Agreement to any of its Affiliates.

11. Counterparts. This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same agreement.

12. Entire Agreement. The terms and conditions hereof constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all previous communications, either oral or written, representations or warranties of any kind whatsoever, except as expressly set forth herein.

13. Amendments and Waivers. No amendment or waiver of any term, provision or condition of this Agreement shall be effective unless in writing and executed by the Company and Bain. No waiver on any one occasion shall extend to or effect or be construed as a waiver of any right or remedy on any other occasion. No course of dealing of any Person nor any delay or omission in exercising any right or remedy shall constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto.

14. Governing Law. All issues concerning this agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

15. Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of New York, County of New York for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (c) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, to the extent that any party hereto is or becomes a party in any litigation in connection with which it may assert indemnification rights set forth in this agreement, the court in which such litigation is being heard shall be deemed to be included in clause (a) above. Notwithstanding the foregoing, any party to this Agreement may commence and maintain an action to enforce a judgment of any of the above-named courts in any court of competent jurisdiction. Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by New York law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 8 hereof is reasonably calculated to give actual notice.

16. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 16 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

17. Joint and Several Liability. Each obligation described herein of Holdings, the Company and/or its subsidiaries, as the case may be, shall be a joint and several obligation of Holdings and its subsidiaries. If requested by Bain, then Holdings shall cause any of its subsidiaries to sign a counterpart signature page to this Agreement to evidence such joint and several liability. Upon an underwritten registered public offering of capital stock of any subsidiary of the Company, Bain may cause such subsidiary (and its subsidiaries) to be released from joint and several liability for obligations hereunder arising after the closing of such offering, but this Agreement shall continue in full force and be binding on Holdings, the Company, and all of their other subsidiaries unless otherwise terminated in accordance with Section 1.

18. Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” shall mean, with respect to any Person, (i) any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise); provided, however, that neither the Company nor any of its subsidiaries shall be deemed an Affiliate of any of the Stockholders of Holdings (and vice versa), or (ii) if such Person or other Person is an investment fund, any other investment fund the primary investment advisor to which is the primary investment advisor to either Person or an Affiliate thereof.

“Change in Control” shall mean any transaction or series of related transactions (whether by merger, consolidation or sale or transfer of Holdings’ capital stock or assets (including stock of its subsidiaries), or otherwise) in which an Independent Third Party acquires directly or indirectly (i) shares of Holdings’ capital stock which represent more then 50% of the total voting power in Holdings or (ii) by lease, license, sale or otherwise, all or substantially all of the assets of Holdings and its subsidiaries on a consolidated basis.

“Independent Third Party” means any Person, entity or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) that, immediately prior to the contemplated transaction or series of related transactions, does not own in excess of 5% of Holdings’ common stock on a fully-diluted basis, who is not an Affiliate of any such 5% owner of Holdings’ common stock and who is not the spouse or descendent (by birth or adoption) of any such 5% owner of Holdings’ common stock.

“Initial Public Offering” shall mean the initial public offering and sale of shares of capital stock of Holdings, Burlington Coat Factory Investments Holdings, Inc., or the Company (or any successor) for cash pursuant to an effective registration statement under the Securities Act of 1933, as amended or equivalent foreign securities laws (other than a registration statement on Form S-4 or S-8 (or any similar or successor form)).

“Person” shall mean any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Stockholders” means, with respect to any Person, a current or former owner (whether registered or beneficial) of any capital stock of such Person.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

HOLDINGS:

BURLINGTON COAT FACTORY HOLDINGS, INC.

By:	/s/ John Tudor

Name: John Tudor
Its: Vice President

COMPANY:

BURLINGTON COAT FACTORY WAREHOUSE CORPORATION

By:	/s/ Paul Tang

Name: Paul Tang
Its: Executive Vice President

BAIN:

BAIN CAPITAL PARTNERS, LLC

By:	/s/ John Tudor

Name: John Tudor
Its: Managing Director

Signature Page to Advisory Agreement